Exhibit 99.1

ICTV Brands Inc. Reports

First Quarter 2015 Financial Results

Wayne, PA -- (Globe Newswire) – via PRWEB – May 7, 2015 – ICTV Brands, Inc. (OTCQX:  ICTV), (CSE: ITV), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the three months ended March 31, 2015.

First Quarter 2015 Highlights:

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Launched media campaigns for five new products, resulting in incremental revenue of $232,000.

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Sellout on The Shopping Channel Canada as DermaWand returns to live televised home shopping for the first time in 2 years.

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$1.8 million in International third party distributor sales, an increase of $846,000 year over year.

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Adjusted EBIDTA loss of $94,000, including up front expenditures for five new campaign launches.

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Current working capital of $1.9 million

Richard Ransom, President, stated, “I am happy with the progress we have continued to make throughout the first quarter in developing five new brands, while continuing to open new channels of distribution for our flagship product, DermaWand.  Each day hundreds of new customers enter the ICTV Brands family and it is very exciting for our team to have a vast portfolio of products to offer them.   As the year progresses, I am confident the investment made in these brands will yield a great return to our shareholders.”

Financial Results:

During the first quarter of 2015, we allocated considerable resources to our portfolio of brands still in a rollout phase, and as a result, we made a strategic decision to reduce the amount of airings of our DermaWandTM infomercial.   Media expenditures were approximately $3.2 million and $3.9 million for the three months ended March 31, 2015 and 2014, respectively.  Accordingly, our net sales decreased to approximately $8.9 million for the three months ended March 31, 2015, from approximately $9.8 million recorded during the three months ended March 31, 2014.  Further, due to the reduced media spend, sales related to the DermaVital® skin care line during the three months ended March 31, 2015 were approximately $822,000 compared to $1.2 million during the three months ended March 31, 2014.

The Company resumed airings on live televised home shopping in the first quarter of 2015 which resulted in an increase of $49,000 to the revenue for the three months ended March 31, 2015, compared to no live televised home shopping sales in the prior year. The Company expects to continue airings on live televised home shopping throughout the remainder of 2015.  Additionally, international third party distributor sales were approximately $1.8 million during the three months ended March 31, 2015, as compared to approximately $956,000 during the three months ended March 31, 2014.

Gross profit percentage was approximately 70% for the three months ended March 31, 2015, compared to approximately 74% during the three months ended March 31, 2014. For the three months ended March 31, 2015, we generated approximately $6.2 million in gross profit, compared to approximately $7.2 million for the three months ended March 31, 2014. The decrease in gross profit percentage is a result of a higher percentage of international sales compared to DRTV sales, due to international sales having a lower gross profit.

Total operating expenses decreased to approximately $6.5 million from approximately $7.7 million as a result of the decrease in media spend and volume.  Despite the volume related decreases, the Company had a number of significant one time expenditures in Q1, specifically approximately $84,000 in print media costs related to the Company’s retail strategy for DermaWand as well as approximately $50,000 in radio media expenses for CoralActives.  Furthermore, the Company had a number of expenditures for products in the early stages of their life cycle as the Company tested new creative and media outlets.  For products with continuity programs, a significant portion of its profits are during the second continuity sale after the initial customer acquisition.  The Company’s new products, including CoralActives®, Derma BrillianceTM, elastin-rp®, JuvionTM, and Good Planet Super SolutionTM, contributed net revenue of approximately $223,000, gross profit of approximately $145,000 and total operating expenses of approximately $415,000.

The Company generated a net loss of approximately $270,000 for the three months ended March 31, 2015, compared with a net loss of approximately $515,000 for the three months ended March 31, 2014.  Net loss per share was approximately ($0.01) compared to net loss per share of approximately ($0.02).  Included in the net loss is non-cash share based compensation of approximately $162,000 and the investment mentioned above in our new products.  Adjusted EBITDA loss was approximately $94,000 compared to adjusted EBITDA loss of approximately $304,000 in the prior year quarter.

Balance Sheet as of March 31, 2015

As of March 31, 2015 and December 31, 2014, the Company had $1.1 million in cash and cash equivalents and working capital of $1.9 million, which demonstrates our strong liquidity and continued investment in the growth of ICTV.  Additionally, the Company had no debt obligations at both March 31, 2015 and December 31, 2014.

Conference Call

ICTV will hold a conference call to discuss the Company’s first quarter 2015 results and answer questions today, May 7, 2015, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (866) 952-1906 or (785) 424-1825. Participants should ask for the ICTV Brands Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through May 21, 2015. To listen to the replay, dial (800) 753-5575 (domestic) or (402) 220-0683 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; DermaVital, a professional quality skin care range that effects superior hydration; Jidue, a facial massager which helps alleviate stress;  Derma Brilliance, a cosmetic skin resurfacing system; and CoralActives, a line of acne treatment and skin cleansing products. ICTV Brands, Inc. was founded in 2002 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information

Rich Ransom

ransom@ictvbrands.com

484-598-2313

Ryan LeBon

lebon@ictvbrands.com

484-598-2300, x318